EXHIBIT 10.5

SUMMARY SHEET:	SUMMARY OF ACCELERATION OF VESTING AND EXTENSION OF EXERCISE PERIOD FOR RESIGNING DIRECTORS

On February 14, 2008, Cano Petroleum, Inc. authorized for any current or future non-employee members of the Board of Directors who elect to resign and are in good standing at the time of such resignation that all unvested stock options will vest upon resignation and the exercise period for all stock options will be extended to twenty-four (24) months after the date of resignation.